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                                                                   EXHIBIT 10.19


                           New England Audio Co., Inc.
                                 40 Hudson Road
                           Canton, Massachusetts 02021

                                                      June 1, 1997

Mr. David Ginsburg
c/o New England Audio Co., Inc.
40 Hudson Road
Canton, MA 02021

Dear David:

     The purpose of this letter is to confirm the following as the terms of your employment by New England Audio Co., Inc. (the "Company"):

     1. SCOPE AND DUTIES OF EMPLOYMENT: The Company hereby employs you to serve as a Regional Vice President of the Company for the HiFi Buys Division, operating out of Atlanta, GA. You shall have such responsibilities, perform such duties and exercise such power and authority as may be assigned to you from time to time by the President of the Company. You shall devote your full time and attention to the performance of your duties as an employee of the Company and you may be required to undertake reasonable travel at the Company's expense.

     2. TERM: The term of your employment under this agreement shall commence as of the date hereof (the "Commencement Date") and end on September 30, 1999; provided, however, that either party may terminate your employment hereunder in accordance with Paragraph 5(c) hereof.

     3. SALARY: From the commencement date through 9/30/98, you shall be paid a base annual salary of $125,000. Salary for the period October 1, 1998 through September 30, 1999 will be determined and based upon performance and goal achievement for the prior period.

     Your Base Salary shall be paid bi-weekly, or more frequently, in the same manner and at the same time as other executive staff members of the Company are paid.


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     4.  FRINGE BENEFITS: You shall be entitled to reimbursement for reasonable business expenses incurred for travel, and you shall be entitled to a monthly $350 car allowance and a company gas credit card to cover business related automobile travel. You shall also be entitled to receive such benefits and to participate in such benefit plans to the extent generally provided or funded (whether fully or partially), from time to time by the Company to or for its other employees generally, including, without limitation, health and other medical benefits and "General Benefits". The company will continue payment of your life insurance and disability insurance policies as provided on the attachments (see Attachment I and II).

     5.  TERMINATION OF EMPLOYMENT:

         (a) YOUR DEATH: If your death shall occur at any time during the term of this agreement, then your employment by the Company shall automatically terminate on the date of your death. In such event, not more than ninety (90) days from and after the date of your death, the Company shall pay to your estate or heirs, as the case may be, an amount in cash equal to such of your Base Salary as shall have been earned and due to you, but not paid, as of the date of your death.

         (b) PERMANENT DISABILITY: If at any time during the term of this agreement you shall become permanently disabled (i.e. unable for a period of three (3) consecutive months to perform your duties hereunder), then the Company may terminate your employment under this agreement upon thirty (30) days prior notice to you. In such event, you shall be entitled to the following payments:

         (i) any Base Salary as shall have been earned and due to you, but not paid, at the time of such termination; and

         (ii) continuation of your Base Salary for the three months following such termination less any amounts received by you pursuant to any disability insurance policy provided to you by the Company during the period for which such salary payments are to continue; and

         (iii) beyond the period for which such salary is to be continued pursuant to the preceding clause (ii), you or your legal representatives, as the case may be, shall also be entitled to receive any remaining benefits which may be payable under any such disability insurance policy or disability plan provided to you by the Company.


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         (c)      OTHER: Your employment with the Company may be terminated, for any cause or reason (other than your death or permanent disability, which are dealt with in preceding provisions), or without cause or reason, by the giving of notice as described in the last sentence of this paragraph. In the event that your employment with the Company shall be so terminated by the Company, you shall nevertheless be entitled to the continuation of your Base Salary for the duration of this contract following such termination unless your employment shall be so terminated by the Company for "cause" (hereinafter defined) in which case you will not be entitled to any such continuation of salary whatsoever. In addition, in the event that you terminate your employment hereunder, you will not be entitled to any such continuation of salary. For purposes hereof, "cause" shall mean any of the following: (i) any action or inaction by you which shall constitute fraud, embezzlement or misappropriation against or upon the Company,
(ii) your breach of Section 6 or Section 7 of this Agreement or your gross negligence or willful misconduct in connection with your other duties or obligations hereunder, or (iii) your conviction for any felony, perjury, or any other crime involving moral turpitude. Your employment may be terminated pursuant to this subparagraph (c) by notice given by either party to the other at least thirty (30) days (or such other period as we may mutually agree upon) prior to the effective date of such termination specified in such notice; provided that if the Company shall so terminate for cause, such notice may provide for an immediate effective date.

     6. NON-COMPETE: During the term of your employment hereunder, and for a period of one year after the expiration of the maximum term hereof as described in Section 2, you shall not: (1) directly or indirectly, own, manage, operate, finance, join, or control, or participate in the ownership, management, operation, financing or control of, or be associated as a director, partner or representative in connection with, any profit or not-for-profit business or enterprise that distributes or sells consumer electronic or entertainment products (other than your passive investment or ownership of up to five percent (5%) of the outstanding capital stock of any publicly-traded corporation that distributes or sells consumer electronic or entertainment products); or (2) directly or indirectly solicit, induce or attempt to induce any person employed by the Company to enter your employ or the employ of any other person or entity. During the one year period after termination of employment, this exclusion clause will relate to retail related employment solely.

     7. CONFIDENTIAL INFORMATION: You also agree that you will not at any time, whether during or after your employment with the Company, divulge, or permit to be divulged to others, or use in any way any Proprietary Information (as defined below) except (a) in accordance with the Company's prior written authorization, or (b) as may be required by applicable law, but only after you have given the Company not less than twenty (20) business days' notice that you are legally required to make such disclosure and describing the circumstances surrounding such required disclosure so as to enable the Company, at its expense, to attempt to obtain an appropriate order or finding to prevent such disclosure.



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     As used herein, the term "Proprietary Information" shall mean:

         (a) All inventions, discoveries, ideas, research, engineering methods, practices, processes, systems, formulas, designs, products, projects, improvements and developments which are not lawfully in the public domain and which were or are conceived or reduced to practice at any time prior to the termination of your employment with the Company, in whole or in part, by any of the Company's employees or consultants, at the expense of the Company, on the premises of the Company, or with the Company's equipment; and

         (b) All client and customer lists and trade secrets owned or used by the Company; and any other data, information, documents or forms pertaining to the financial condition, business affairs or prospects of the Company, including, without limitation, any such information relative to customers or suppliers, samples, sketches, bulletins, memoranda, correspondence, forms and records (including financial statements), information concerning sources of supply, costs of manufacture and sale and specifications of equipment; whether or not any of the foregoing is published or unpublished, protected or susceptible to protection under patent, trademark, copyright or similar laws and whether or not any party has elected to secure or attempted to secure such protection;

         but such term shall not include documents, data or information lawfully in the public domain, or which you have acquired lawfully from a third party with no duty or obligation of confidentiality or non-disclosure to the Company.

You also knowledge that any breach of the covenants contained in Section 6 or
Section 7, above, would cause an irreparable injury to the Company and that damages and remedies at law for any breach of any such covenant would be inadequate, and therefore that, in addition to any other remedies available to the Company, the Company shall be entitled to injunctive relief and other equitable relief to prevent an actual, intended or probable breach of any such covenant.

It is the desire and intent of you and the Company that the provisions of
Section 6 and Section 7, above, be enforced to the fullest extent permissible under the laws, regulations and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of Section 6 or Section 7 shall be adjudicated to be invalid, ineffective or unenforceable, then such Section 6 or Section 7 shall be deemed automatically amended to delete therefrom such provision or portion adjudicated to be invalid, ineffective or unenforceable, such amendment to apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

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     8.  MISCELLANEOUS:

         (a) GOVERNING LAW: This agreement shall be governed by and construed in accordance with the law of the Commonwealth of Massachusetts, without application of any principles governing conflicts of laws.

         (b) ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between you and the Company, with respect to the subject matter hereof and supersedes all prior negotiations, agreements, understandings and arrangements, both oral and written, between you and the Company with respect to such subject matter. This agreement may not be modified in any way, except by a written instrument executed by each of you and the Company.

         (c) NOTICES: Any and all notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or two (2) days after delivery to a recognized national overnight courier for overnight delivery or three (3) days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, as follows:

         If to the Company:         New England Audio Co., Inc.
                                    40 Hudson Road
                                    Canton, Massachusetts 02021

         If to you:                 David Ginsburg
                                    95 West Battery Place
                                    Atlanta, GA 30342

or to such other address as a party may from time to time give written notice of to the other.

         (d) BENEFITS: BINDING EFFECT: This agreement shall be for the benefit of, and shall be binding upon, each of you and the Company and our respective heirs, personal representatives, legal representatives, successors and assigns but this agreement may not be assigned by you.

         (e) SEVERABILITY: The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this agreement shall not affect the enforceability of the remaining portions of this agreement or any part hereof, all of which are inserted conditionally on their being valid in law. In the event that any one or more of the words, phrases, sentences, clauses or sections contained in this agreement shall be declared invalid by a court of competent jurisdiction, then, in any such event, this agreement shall either be enforced to the extent lawful and valid under applicable law or construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.



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         (f)      WAIVERS: The waiver by any party hereto of a breach or
violation of any term or provision of this agreement by another party shall not operate nor be construed as a waiver of any subsequent breach or violation of any provision of this agreement nor of any other right or remedy.

         (g) SECTION HEADINGS: The section headings contained in this agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions of this agreement.

         (h) COUNTERPARTS: This agreement may be executed in any number of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed and delivered this agreement as of the date first above written.



                                             /s/ David S. Ginsburg
                                             -----------------------------------
                                             [NAME]


                                             NEW ENGLAND AUDIO CO., INC.


                                             /s/ Jeffrey S. Stone
                                             -----------------------------------

                                             By: Jeffrey S. Stone
                                                 -------------------------------
                                                 hereunto duly authorized



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